Exhbiit 10.1

[ENGLISH TRANSLATION]

Transfer Agreement

Party A : Xiuwen Longchang Mineral Industry Co., Ltd.

Legal Representative: Tao Meng

Address: Yangming Avenue, Longchang Town,Xiuwen County, Guizhou Province

Party B:  Guizhou Yufeng Melt Co., Ltd

Legal Representative: Mingzhuo Tan

Address: Xinghong Village, Zhazuo Town, Xiuwen County.

(Referred as “both parties” or “parties”, collectively)
In accordance with PRC Law of Mineral Resources, Regulation of Exploration and Mining Transfer, Temporary Rules of Mining Right Transfer Management, Measure of Mineral Exploration Registration, Measure Mineral Exploration District Registration, Temporary Measure of Guizhou Mining Right Transfer and related laws and regulations, both parties has reach the following agreement for the mining right transfer after negotiation:

1. The transfer of mining right

1. Party A intends to transfer mining right to Xiuwen County Longchang Town Ganba 25th Grouop Bauxite Mine (hereinafter referred to as the "Ganba mine")  to Party B, party B agrees to accept the transfer of the mining right to Ganba mine.
2. Party B intends to transfer  mining right to Guizhou Yufeng Melt Co., Led., bauxite mining (hereinafter referred to as "Xiuwen Middle School mine")  to Party A, party A agrees to accept the transfer of the mining right to the Xiuwen Middle School mine.

2. The basic information of Ganba mine as follows, the following content such as Ganba mine of the mining license to record, the record of the mining license shall prevail

1. No. of Mining License:　C5200002010103120077204;

2. Operated by: Xiuwen Longchang Mineral Industry Co., Ltd. (Tao Meng)

3. The Name of Mine: Xiuwen County Longchang Town Ganba 25th Group Bauxite Mine

4. Location: 106°32′57″—106°34′00″east, 26°47′31″—26°49′00″north,210° southwest to Xiuwen County, Guizhou Province, approximately 5km away, governed by Ganba Village, Xiuwen County

3. Transfer price and payment arrangement of Ganba Mine

1. The parties agree that the transfer price for the mining right of Ganba mine amounted to RMB five hundred and twenty million. (lowercase: ￥520,000,000.00 ).
2. Party B shall pay to party A for the mining right of Ganba mine according to the following schedule installment.

 (1) The first installment: RMB eighty million (lowercase: ￥80,000,000.00) before Sep 5, 2012.

 (2) The second installment: RMB one hundred and twenty million (lowercase: ￥120,000,000.00) before Sep 30, 2012.

 (3) The third installment: RMB sixty million (lowercase: ￥60,000,000.00) before Oct 31, 2012.

 (4) The fourth installment: RMB forty million (lowercase: ￥40,000,000.00) before Nov 10, 2012.

 (5) The fifth installment: RMB one hundred million (lowercase:￥100,000,000.00) before Dec 10, 2012.

 (6) The sixth installment: the remaining amount will be paid within three days after Party B receiving the notice from Office of National Land Resources of Guizhou Province and the Mining License of Ganba mine of  which the operating person of registration is changed to Party B.

4. The mining right of Xiuwen Middle School mine transfer price and payment arrangement.

1. The parties agree that the transfer price for the mining right of Xiuwen Middle School mine amounted to RMB eighteen million (lowercase: RMB 18,000,000.00).
2. Party A shall pay party B for the mining right of Xiuwen Middle School mine area according to the following clause.

Whereas, Party B shall pay Party A the transfer price of the mining right of Ganba mine (RMB five hundred and twenty million in total) and Party A shall pay to Party B the transfer price of mining right of Xiuwen middle school mine (RMB eighteen million in total), the parties agree that Party A, according to the  Clause 2 of Paragraph 3, offsets its transfer payment to Party B for Xiuwen Middle School mine by the credit of Party B’s transfer payment to Party A, following the above mentioned schedule.

5. Procedures for the transfer of mining right of Ganba mine and Xiuwen Middle School mine.

1. From the signing date of the agreement, Party A is entitled to submit to the department in charge of all the application materials for mining right transfer of Ganba mine, Party B is entitled to submit to the department in charge of all the application materials for mining right transfer of Xiuwen middle school mine and is entitled to according to the requirement of the application documents for correcting.

2. The parties shall cooperate with each other, until finishing all the formalities for the mining right transfer of Ganba mine and Xiuwen Middle School mine.

6. The Deliveries of Ganba mine and Xiuwen Middle School mine.

1. Both parties shall make preparation for the deliveries of Ganba mine and Xiuwen Middle School mine once this agreement becomes effective.

2. Once Party B receives the mining license whose operating person is registered as Party B, both parties shall start to handle the procedures of the deliveries of Ganba mine and Xiuwen Middle School mine formally and transfer all the technical documents and licenses of their mines to each other within 3 days.

7. Breach of Duty
1. Party A shall not discuss with any third party about the issues of the delivery of mining right of Ganba mine and Party B shall not refuse to accept the Party A’s mining right, or it is considered as grave breach of contract. The observant party has the right to dissolve this agreement and ask for a penalty of RMB 100,000,000 paid by the delinquent party. If the penalty is not enough to cover the loss of the observant party, the delinquent party still bears the responsibility of penalty so that it can compensate for other loss of the observant party.

2. Neither party shall dissolve this agreement except under the agreement of Clause1 Item 8, or it will be considered as breach of contract and the delinquent party assumes the responsibility for breach of contract according to the Clause1 Item 8 of this agreement.

3. If Party A delays the transfer of the materials of mining right of Ganba mine or the performance of its duty to apply the review of the delivery of mining right of Ganba mine, Party A shall pay RMB1,200, 000 to Party B as penalty for every day’s delay. If Party B delays the payment of mining right of Ganba mine, Party B shall pay 0.1% of the amount payable to Party A as penalty for every day’s delay.

8. Supplemental Agreement

Any pending issue can be confirmed by a supplementary agreement agreed by both parties. If it has conflict against the original agreement, the supplementary agreement prevails. The supplementary agreement has a same legal effect as this agreement.

9. If dispute occurs during the execution, both parties shall negotiate to resolute. If fails, either party can sue to the people's court having jurisdiction.

10. This agreement becomes effective once being signed and sealed.

11. This agreement has four duplicates and each party has one of them while the remaining two is held by Party A for necessary procedures.

12. This agreement is signed at Guiyang City, Guizhou Province on August 28, 2012.

Party A (seal):

Legal Representative:

Company (Personal) Address: Yangming Road Longchang Town, Xiuwen County

OrganizationCodeCertificate: 79528270-9

Contact Number: 0851-5815939

Mail Address：Yangming Road Longchang Town, Xiuwen County

Party B (seal):

Legal Representative:

Company (Personal) Address: Xinghong Village, Zhazuo Town, Xiuwen County

Organization Code Certificate：77057756-X

Contact Number: 0750-3167388

Mail Address：Yangming Avenue, Longchang Town, Xiuwen County